UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2010

CANANDAIGUA NATIONAL CORPORATION (Exact name of registrant as specified in its charter)

2-94863
(Commission File Number)

New York (State or other jurisdiction of incorporation or organization)	16-1234823 (IRS Employer Identification Number)

72 South Main Street Canandaigua, New York (Address of principal executive offices)	14424 (Zip code)

(585) 394-4260 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Officer

At its Meeting last Wednesday, October 13, 2010, the Board of Directors arrived at its choice for the next president and chief executive officer of Canandaigua National Bank & Trust (CNB) and the Holding Company, Canandaigua National Corporation (CNC), unanimously.

The Board’s choice to assume responsibility of leading the enterprise for the foreseeable future is Frank H. Hamlin, III, a director since 2004.

“As a person of perspective, demonstrated leadership and character, Frank’s capabilities are aligned with each element of the job description which the Executive Team, Board and many others have had a hand in drafting to serve CNB’s truly unique enterprise.,” said Daniel P. Fuller, Chairman of the Board.   “Frank is committed to the company’s values, culture, philosophy of doing business and the Community/Region.”

Frank Hamlin will join the Bank during the last week of December after he is excused by the Courts from his duties to represent and defend his current cases assigned.

Frank Hamlin will assume responsibilities as President and CEO of CNC and CNB with this transition to be accomplished in two Phases:

FIRST Phase: Effective January 1, 2011 the roles of George W. Hamlin, IV and Daniel P. Fuller, Chairman of the Board will shift.  George Hamlin will vacate the roles of President of both companies and retain the role of CEO of both for the transition period.   George Hamlin will assume the new role of Chairman of the Board and retain the existing role of CEO.  Frank Hamlin will fill the role of President of both companies for the transition.  Dan Fuller will assume the role of the newly created position of Vice-Chairman of Board of both companies.

             SECOND Phase: Effective any time after January, 1, 2012, but on or before March 31, 2013 Frank Hamlin will be fully vested in his appointment as President & CEO of both companies.  George Hamlin and Dan Fuller remain as Chairman and Vice-Chairman of both companies.

Founded in 1887, Canandaigua National Bank and Trust is the Rochester region’s ONLY local, full-service, community-owned financial institution, with 24 branches in Ontario and Monroe Counties.

Item 9.01 Financial Statements and Exhibit
(c) Exhibits 99.1 Press Release dated October 18, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANANDAIGUA NATIONAL CORPORATION
(Registrant)

October 19, 2010	/s/ Lawrence A. Heilbronner
Date	Lawrence A. Heilbronner
Executive Vice President and Chief Financial Officer